Exhibit (1)(b)
                    SEQUOIA FUND, INC.

                   ARTICLES OF AMENDMENT

         SEQUOIA FUND INC. a Maryland corporation

(hereinafter called the "Corporation"), having its principal office within the State of Maryland at First Maryland

Building, Floor 10A, Suite 1006, Baltimore, Maryland 21201

in care of The Corporation Trust, Incorporated.

         FIRST:    The charter of the Corporation is hereby

amended by (A) adding a second sentence to paragraph (c) of

Article FIFTH, such that said paragraph (c), as so amended,

shall read in its entirety as follows:



              "(c) Each holder of Common Stock of the
         Corporation, upon request to the Corporation accompanied by surrender of the appropriate stock certificate or certificates in proper, form for transfer, shall be entitled to require the Corporation to redeem, to the extent that the Corporation may lawfully effect such redemption under the laws of the State of Maryland, all or any part of the shares of Common Stock standing in the name of such holder on the books of the Corporation, at a price per share equal to the net asset value per share computed in accordance with Article NINTH hereof. Payment of the aggregate such price may be made in cash or, at the option of the Corporation wholly or partly in such portfolio securities of the Corporation as the Corporation shall select."









and (B) striking out the words "in cash" from paragraph (d)

of Article FIFTH, such that said paragraph (d), as so

amended, shall read in its entirety as follows:



              "(d) Payment of the not asset value of
         Common Stock of the Corporation surrendered to it for redemption shall be made by the Corporation within seven business days of such surrender out of the funds legally available therefor, provided that the Corporation may suspend the right of the holders of Common
         Stock of the Corporation to redeem such shares of Common Stock and may postpone the right of such holders to receive payment for any shares surrendered (i) for any period during which the New York Stock Exchange is closed other than customary week-end and holiday closings or during which trading on the New York Stock
         Exchange is restricted, as determined by the rules and regulations of the Securities and Exchange Commission or any successor thereto;
         (ii) for any period during which an emergency, as determined by the rules and regulations of the Securities and Exchange Commission or any successor thereto, exists as a result of which disposal by the Corporation of securities owned by it is not reasonably practicable or as a result of which it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or
         (iii) for such other periods as the Securities and Exchange Commission or any successor thereto may by order permit for the protection of the security holders of the Corporation."

and (C) striking out the words "in cash" from paragraph (e)

of Article FIFTH, such that said paragraph (e), as so

amended, shall read in its entirety as follows:

              "(e) The right of any holder of Common
         Stock of the Corporation purchased or redeemed by the Corporation as provided in paragraphs



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         (b) and (c) of this Article FIFTH to receive
         dividends thereon and all other rights of such holder with respect to such shares shall terminate at the time as of which the purchase or redemption price of such shares is determined, except the right of such holder to receive (i) the purchase or redemption price of such shares from the Corporation or its designated agent, and (ii) any dividends or other distribution to which such holder has previously become entitled as the record holder of such shares on the record date for such dividend or other distribution."

         SECOND:   The Board of Directors of the

Corporation, by its unanimous written consent dated

October 13, 1980, duly adopted a resolution setting forth

the foregoing amendments to the charter, declaring that the

said amendments to the charter, were advisable and directing that they be submitted for action thereon at a Special

Meeting of the Stockholders of the Corporation to be held on

December 10, 1980.

         THIRD:    Notice setting forth the said amendments

to the charter and stating that a purpose of the meeting of

the stockholders would be to take action thereon was given

as required by law to all stockholders of the Corporation

entitled to vote thereon.  The amendment of the charter of

the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting held on

December 10, 1980 by the affirmative vote to two-thirds of

all the votes entitled to be cast thereon.




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         FOURTH:   The amendment of the charter of the

Corporation as hereinabove set forth has been duly advised

by the Board of Directors and approved by the stockholders

of the Corporation.

         IN WITNESS WHEREOF, SEQUOIA FUND, INC. has caused

these presents to be signed in its name and on its behalf by its President and to be attested by its Secretary on

December 16, 1980.



                                  SEQUOIA FUND, INC.

                                    /s/ Richard T. Cunniff
                                  By______________________
                                    Richard T. Cunniff
                                    President
ATTEST

  /s/ Robert R. Paczkowski
         Secretary























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69900020.AX1